AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT
Effective as of July 22, 2002

Credit Suisse Asset Management Limited
3-1 Toranomon 4-chome
Minato-ku, Tokyo.
Japan

Ladies and Gentlemen:
This amends the Sub-Investment Advisory Agreement (the "Sub-Advisory Agreement") dated as of May 1, 2002 by and among Credit Suisse International Fund, Inc. (the "Fund"), Credit Suisse Asset Management, LLC ("CSAM") and Credit Suisse Asset Management
Limited (the "Sub-Adviser"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sub-Advisory Agreement.
In consideration of the covenants and agreements expressed herein, the parties agree as follows:
1. Effective July 22, 2002, the Sub-Advisory Agreement is hereby amended and restated in its entirety as follows:
"SCHEDULE A
CSAM will pay the Sub-Adviser a fee of $250,000 per annum (the "Total Fee"), one quarter of which shall be payable in U.S.
dollars in arrears on the last business day of each calendar quarter. The fee for the first period during which this Agreement is in effect shall be pro-rated for the portion of the calendar quarter that the Agreement is in effect. The Total Fee shall be an aggregate fee paid for services rendered with respect to this Fund and such other Credit Suisse Funds for which the Sub-Adviser has been appointed as such and which CSAM and the Sub Adviser agree will be governed by this fee schedule.
The portion of the Total Fee allocable with respect to the Fund for any calendar quarter or portion thereof is equal to the product of (a) the Total Fee and (b) a fraction: (i) the numerator of which is the average monthly net assets of the Fund during such calendar quarter or portion thereof and (ii) the denominator of which is the aggregate average monthly net assets of the Fund and other registered investment companies for which the Sub-Adviser has been appointed as such during such calendar quarter or portion thereof (rounded to the nearest thousand dollars). "
2. The parties agree that the provisions of the Sub-Advisory Agreement, except as amended by this Amendment, shall continue in full force and effect.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.
Very truly yours,
CREDIT SUISSE ASSET MANAGEMENT, LLC
By: Hal Liebes
                              Name:  Hal Liebes
                              Title:   Managing Director

CREDIT SUISSE INTERNATIONAL FUND, INC.
By: /s/Hal Liebes
                              Name:  Hal Liebes
                              Title:    Vice President and
Secretary

CREDIT SUISSE ASSET
MANAGEMENT LIMITED
By: /s/Toshio Fukuda
Name:  Toshio Fukuda
Title:    Representative Director and President